Exhibit 14.1
Code of Ethics
“We are guided by the highest standards of ethics, integrity and morality. Our customers’ trust is of utmost importance to our institution.”
Institutional Value — Integrity
Introduction
The communities that we serve recognize that Popular, Inc. and its subsidiaries (hereinafter “Popular”) are respected institutions that have always been examples of professional conduct in business practice. Our high standards of ethics, integrity and honesty define Popular’s corporate culture.
Popular’s Code of Ethics reaffirms our corporate culture and provides the general rules to be followed by our directors, employees (regular and temporary) and certain independent contractors, consultants or service providers in order to achieve a conduct that reflects our ethical principles.
Employees must read this Code in conjunction with the employee manual, policies and guidelines applicable to your business area. It is your responsibility to become familiar with such documents. The Code provides guidelines to help us recognize and understand what constitutes ethical and unethical, illegal or inappropriate behavior. It is not intended to establish rules governing every possible situation that could potentially affect the reputation of Popular. When it comes to ethics, our best guide is our common sense, prudence and clarity of intention.
[Text at margin of section: The following factors define Popular’s corporate culture:
- Ethics - Integrity - Honesty]
Compliance with Laws, Rules and Regulations
Popular is committed to complying with all applicable laws, rules and regulations. Therefore, you must adhere to the standards and restrictions imposed by such laws, rules and regulations. Portions of this Code may be supplemented or superseded as required by the laws or regulations of any relevant jurisdiction.
Waivers of this Code
Popular may, from time to time, waive some provisions of this Code.1 If you believe that a waiver may be called for, you must contact Popular’s Ethics Officer.
Under the rules of the NASDAQ Stock Market, however, only the independent members of Popular, Inc.’s Board of Directors may approve waivers to this Code for the benefit of Popular’s executive officers or directors, and any such waivers must be promptly disclosed to stockholders. Therefore, any executive officer or director of Popular who believes that a waiver concerning any provision of this Code may be called for must immediately contact Popular’s Chief Legal Officer.
[Text at margin of section: Popular is committed to complying with all applicable laws, rules and regulations.]
Observance of this Code
Observance of this Code is extremely important to Popular. A violation of this Code will be regarded as a serious offense and may constitute grounds for disciplinary action, which may include termination of employment, termination of contract or removal from the Board of Directors, as applicable.

1	A waiver is a concession made to an employee, executive officer or director to exempt or excuse his/her compliance with a provision or obligation imposed by the Code of Ethics

[Text at margin of section: Violations to the Code of Ethics may lead to disciplinary actions.]
Your Responsibilities to Popular
Popular’s Assets
Employees must protect Popular’s tangible and intangible assets, which include cash, securities, business plans, customer information, supplier information, distributor information, intellectual property (as further defined below), physical property and services, as well as those of its customers, suppliers and distributors, that are under your control. Popular’s assets may only be used for proper corporate purposes. Misappropriation of these assets is a breach of your duties to Popular and may constitute an act punishable by law. Engaging in carelessness or waste in the management of Popular’s assets is also a breach of your responsibilities to Popular.
Popular’s telephone, e-mail, voicemail and computer systems are mainly for business purposes and may not be used in a manner that could be detrimental or embarrassing to Popular. Personal communications using these systems must be kept to a minimum. You must follow Popular’s Information Systems Use and Information Security Policies at all times.
Employees may not use Popular’s facilities or relationships to benefit themselves or others. The use of such facilities or relationships for anything other than to conduct regular business operations must be approved by your manager.
Employees may not use Popular’s name (including the logos of any Popular company) without the prior approval of their local Communications Division or designated individual.
[Text at margin of section: Can I use Popular’s assets for any purpose? No, Popular’s assets may only be used for proper corporate purposes.]
Intellectual Property
Intellectual property includes ideas, formulas, works of authorship, and marks protected by patent, trademark or copyright law. Popular is devoted to protecting its intellectual property rights as well as those of its competitors, providers and clients, and expects its employees to do the same.
A patent is a set of exclusive rights granted to a person or entity for a fixed period of time in exchange for the regulated, public disclosure of certain details of a device, method, process or substance (known as an invention) which is new, inventive, and useful or industrially applicable. The exclusive right granted to a patentee in most countries is the right to prevent others from making, using, selling, offering to sell or importing the claimed invention.
A copyright is a form of protection given by Federal statute to any author who creates an original work of authorship. A copyright gives the author of a work the exclusive right to reproduce such work and distribute copies to others. As a general matter, you should assume that all generally published works are subject to copyright, including books, periodicals, magazines, newspapers, photographs, manuals, software programs, databases and internet pages, regardless of their format.
A trademark is a distinctive sign or mark used mostly by businesses to uniquely identify themselves and their products and services to consumers, and to distinguish their business and their products or services from those of other businesses. Trademarks usually involve a name, word, phrase, logo, symbol, design, image, or a combination of these elements.
Popular takes the protection of its marks from illegal copying or use very seriously, and prosecutes those who engage in the illegal use of its marks. To assist Popular in safeguarding its marks from misuse, employees must ensure that when using Popular marks, they affix such marks with the appropriate trademark, service mark or symbol.

Should you have any questions regarding which symbol applies to a particular Popular mark, please contact your Legal Division.
Employees must disclose and assign to Popular all interest in any invention, improvement, discovery or work of authorship made or conceived in connection with their employment with Popular. If your employment is terminated, all rights to property and information generated or obtained as part of your employment relationship with Popular will remain the exclusive property of Popular.
Employees are also encouraged to immediately report to their Company’s Legal Division any suspected intellectual property rights violations they encounter during the course of doing business for Popular, so that Popular may appropriately defend itself from the purported wrongdoer.
Popular has secured a blanket copyright license that allows employees to make limited copies of certain publications for internal use. Prior to copying or distributing any publication — in paper or electronic format — for internal use, you should verify whether it is covered by this license. For information regarding the verification process, please log on to your Popular Company’s intranet or contact your Legal Division.
Violating or infringing upon the rights of an intellectual property owner may expose Popular to monetary sanctions, not to mention litigation. Popular expects its employees to be responsible in the protection of intellectual property. Employees who illegally duplicate such materials may be subject to disciplinary action, up to and including termination.
[Text at margin of section: Are the inventions, improvements or works of authorship that I make or conceive while employed with Popular mine? No, such creations are the exclusive property of Popular. Violating or infringing property rights may be cause for disciplinary action.]
Popular’s Records and Reports
The records, data and information that Popular owns, collects, uses and manages must be precise and complete. You are personally responsible for the integrity of the information, reports and records under your control. Records must be preserved in sufficient detail as to accurately reflect all of Popular’s transactions. Financial statements must always be prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, Popular’s financial condition and results. Furthermore, Popular is committed to preparing and maintaining accurate tax-related records, and to submitting tax reports and returns, as well as paying taxes, on a timely basis and in compliance with all applicable laws.
When creating business records and other documents (including e-mails) that may be retained by Popular or a third party, use common sense and observe standards of good taste regarding content and language. Remember that in the future, Popular or a third party may have to rely on or interpret the records or documents.
You must comply with Popular’s Document Retention Policy at all times. In doing so, you must be especially cognizant of your obligation to preserve documents that could be potentially relevant to any litigation or any pending, threatened or foreseeable government investigation or proceeding.
[Text at margin of section: The information managed by Popular must be precise and complete. We are all responsible for the integrity of such information. When discarding files or documents, we must strictly abide by Popular’s Document Retention Policy.]
Disclosure of Financial Information
Employees and directors involved in Popular’s disclosure of financial information process are required to be familiar and comply with: (a) this Code; (b) disclosure controls and procedures; and (c) internal controls over financial reporting procedures.
Each employee or director who is involved in Popular’s disclosure of financial information process must: (a) be familiar with the disclosure requirements applicable to Popular, as well as with the business and financial operations of Popular; (b) not knowingly misrepresent, or cause others to misrepresent, facts about Popular, whether within or outside Popular, including to Popular’s independent auditors, governmental regulators and self-regulatory organizations; (c) not take any action to fraudulently coerce or manipulate our independent auditors in any way that could render our financial statements misleading; and (d) properly review and critically analyze proposed disclosures for accuracy and completeness (or, where appropriate, delegate this task to others).
Popular is committed to complying fully with the Securities and Exchange Commission’s regulations pertaining to disclosure of information, including Regulation FD (Fair Disclosure). To ensure compliance with the Regulation, employees should consult with Popular’s Chief Financial Officer prior to arranging or participating in any investor or analyst meeting.
Furthermore, Popular, through its senior financial officers, will make full, fair, accurate, timely and understandable disclosure of information that must be made public pursuant to federal securities laws.
[Text at margin of section: Popular will make full, accurate, timely and understandable disclosure of information that the securities laws require be made public.]
Presenting Ethical Issues
Popular, Inc.’s Board of Directors has delegated the role of applying and interpreting the Code of Ethics to the Chief Legal Officer, the Executive Vice President of People, Communications and Planning, and the Executive Vice President of the Risk Management Group. They, in turn, supervise Popular’s Ethics Officer, who is responsible for applying this Code to specific situations and who has the authority to interpret the same in any particular situation.
This Code addresses many different business practices and procedures. However, Popular cannot anticipate every issue that may arise. If at any time you are unsure of what to do in any situation, use your judgment and common sense, and seek additional guidance and information before you act. Questions concerning the best course of action in a particular situation, as well as all reports of suspected or actual violations of a law, regulation or Popular ethical standard, must be immediately addressed to any of the following:
- Your supervisor or unit’s manager - Your People & Leadership or Our People Division or Office - The Corporate Ethics Officer - The Chief Legal Officer - The EthicsPoint line (see below)
You are strongly encouraged to alert or notify Popular of possible ethical issues on a timely and complete basis. Failure to report any such violation or potential violation is in itself a violation of this Code. Rest assured that Popular will not retaliate, harass or discriminate against any individual who makes such a report in good faith, or who provides information or assists in a lawful investigation by any law enforcement or regulatory agency, or other governmental body. Neither will Popular tolerate such behavior from any employee, Board member or service provider.
[Text at margin of section: What should I do if I learn about any situation that may impact Popular’s ethics or integrity?
You should report any such situation to Popular in a timely and complete manner, through any of the following:
- Your supervisor or manager
- People & Leadership or Our People Division or Office
- Corporate Ethics Officer
- Chief Legal Officer
- EthicsPoint
  1-866-737-6813 from PR, USA or USVI, or 866-737-6850, preceded by the country’s long distance code, if elsewhere;
  www.bancopopular.com/ethicspoint-en
  (English),
  www.bancopopular.com/ethicspoint
(Spanish)]
Whistleblowing
Popular has established procedures for the confidential and anonymous submission, receipt, retention and treatment of complaints regarding accounting, internal accounting controls and other auditing matters, as well as suspicious or illegal activities, compliance and ethics violations, and employee-related matters. If you have a complaint or concern regarding any of these matters, you should promptly contact the EthicsPoint line at www.bancopopular.com/ethicspoint-en for the English version or www.bancopopular.com/ethicspoint for the Spanish version, or by calling 1-866-737-6813 from Puerto Rico, the United States and U.S. Virgin Islands, or 866-737-6850 (proceed by the country’s long distance code) if you are elsewhere. Any call to the EthicsPoint line will be anonymous, unless you elect otherwise.

[Text at margin of section: Complaints about accounting, auditing, internal controls, illegal activities, compliance and ethics violations or employee-related matters may be channeled through EthicsPoint.]
Investigations Concerning Ethical Issues and Other Matters
Popular needs your full cooperation with all authorized internal or external investigations related, but not limited to, ethical, accounting, auditing, discrimination, harassment or other matters. You must never withhold or fail to communicate information regarding those matters, as such information must be brought to the attention of senior management. Making false statements to or otherwise misleading internal or external auditors, Popular’s counsel, Popular’s representatives or regulators constitutes grounds for immediate termination of employment or other relationship with Popular and may also constitute a criminal act that can result in severe penalties.
[Text at margin of section: May I refuse to cooperate in authorized investigations related to ethics, accounting, auditing, discrimination or harassment, among others? No, all Popular employees must cooperate in any such investigations.]
Workplace Responsibilities
Fair Employment Practices
At Popular, we are committed to providing equal employment opportunities and complying with the full range of fair employment practices and non-discrimination laws. Popular will not retaliate nor allow retaliation against any individual for raising claims of discrimination or harassment. We must all be familiar and comply with the Equal Employment Opportunity Guidelines and Affirmative Action Programs adopted by Popular.
[Text at margin of section: Popular is committed to offering equal employment opportunities further to all relevant laws.]
Discrimination and Harassment
At Popular, we value and respect diversity among our employees and expect our workplace to be representative of this. We will not tolerate discrimination, harassment or intimidation, whether based on a person’s race, color, religion, sex, age, national origin, sexual preference, political affiliation, marital status, disability, or any other legally protected status, to be committed by or against a supervisor, co-worker, applicant, customer, vendor or visitor. These practices are inconsistent with our tradition of providing a respectful, professional and dignified work environment. We must all become familiar and comply with the guidelines protecting against discrimination and harassment that Popular has adopted.
[Text at margin of section: Popular does not tolerate discrimination, harassment or intimidation against any employee, applicant, customer, vendor or visitor.]
Relationship Between Co-workers
At Popular, we strive to maintain a respectful and professional work environment. Accordingly, we must all avoid excessive familiarity, obscene or disrespectful language and improper jokes or comments, such as those with a racial, sexual, political or religious content or in reference to a person’s age, national origin or disability, among others. Personal relationships between co-workers should not create a conflict with our duties and performance at the Corporation. If you are either a relative of, or in close relationship with, a co-worker, you must promptly notify your immediate supervisor in order to determine how to handle the situation and avoid any possible conflict of interest that might affect the unit’s operational processes and/or the work environment.
If you become aware of conduct by a co-worker that adversely impacts the Corporation’s best interests, you must immediately notify either your immediate supervisor, your People & Leadership or Our People Division or Office, the Corporate Ethics Officer or contact the EthicsPoint line.
[Text at margin of section: What should I do if I am either a relative of or in a close relationship with a co-worker? You must promptly notify your immediate supervisor in order to decide how to handle the situation and avoid any possible conflict of interest.]
Drug and Alcohol-Free Workplace
At Popular, we are committed to maintaining a healthy and productive work environment. Therefore, misusing controlled substances or selling, manufacturing, distributing, possessing, using or being under the influence of illegal drugs on the job is prohibited. We must all be familiar with and comply with Popular’s Guidelines on Substance Abuse and any other internal policies or rules on this subject.

Our employees may not possess, be under the influence of, or drink alcohol during working hours or while rendering services or operating any vehicle, machinery, tool or equipment of Popular. The same applies when we work at or attend official company activities (such as sales campaigns, promotions, presentations, among others) even if off working hours. Remember that when we participate in activities or meetings on behalf of Popular, we may not compromise our performance or corporate image, nor risk our security or that of others.
Except where prior approval from the People & Leadership or Our People Division or Office is obtained, you may not celebrate activities, either on or around company premises, in which alcohol is served. Should alcohol beverages be authorized for any activity on or outside Popular’s premises, consumption at any such event is voluntary, should always be in moderation and never in a manner that could affect Popular’s reputation.
[Text at margin of section: The use or possession of controlled substances in the workplace is prohibited. Alcohol consumption during working hours, while rendering services or operating Popular’s equipment is also prohibited.]
Health and Safety in the Workplace
Popular is committed to improving the well-being, health and safety of our people. Thus, we continually strive to maintain a risk-free work environment. It is very important that, like Popular, you become familiar and comply with all applicable health and safety laws and regulations, as well as with the internal policies or rules of your business area.
[Text at margin of section: Assist Popular in maintaining a healthy and safe workplace.]
Social Responsibility
The community perceives our employees and directors as representatives of Popular. Therefore, inasmuch as our conduct outside of work may positively or negatively impact the image of Popular and the trust that our clients or potential clients may have in Popular, each employee and director shall lead a decorous and respectable community life.
Furthermore, Popular encourages participation in organizations that promote the well-being of our communities. Your involvement with the community furthers our institutional values.
[Text at margin of section: Popular employees are encouraged to participate in organizations that promote the well-being of our communities.]
Investments and Conflicts of Interest
Insider Trading
Popular prohibits insider trading. Such activity is illegal and liability can be imposed on any person who engages in it regardless of his or her position in Popular or whether or not the person makes a profit. Illegal insider trading refers generally to buying or selling a security, in breach of fiduciary duty or other relationship of trust and confidence, while in possession of “material nonpublic information” about the security.
Furthermore, it is against Popular’s policy for any employee or director who may have inside or non-public information2 about any of our customers or clients or any other company, to purchase or sell securities of those companies. The foregoing prohibitions apply to transactions for any Popular account, client account or personal account.
Also, inside information should not be disclosed or “tipped” to employees or outsiders, inasmuch as they might make improper use of the same under the applicable securities laws and regulations or might disclose it to others who might make improper use of the information.

2	Unless specifically excluded, this section applies to transactions in all equity and debt securities and derivatives thereon (including options, futures and swaps) and to all physical commodities and futures and forwards on such commodities.

Popular has adopted an Insider Trading Policy that specifically addresses what Popular expects from its employees, executive officers, directors, and those associated with Popular. It is your responsibility to become familiar and comply with Popular’s Insider Trading Policy.
[Text at margin of section: May I use Popular’s internal non-public information or that of a third party? No, no one may illegally use or take advantage of internal non-public information related to Popular or any other company.]
Conflicts of Interest
A “conflict of interest” occurs when an individual’s personal interest interferes or appears to interfere with the interests of Popular. Conflicts of interest are prohibited as a matter of corporate policy. In particular, an employee or director must never use or attempt to use his or her position at Popular to obtain any improper personal benefit for him or herself, for his or her family, or for any other person.
Popular has a Corporate Guideline on Conflicts of Interest. Moreover, additional rules are applicable to executive officers and directors. You are responsible for knowing and complying with the Corporate Guideline on Conflicts of Interest, as well as with any other relevant policies applicable to you or your business area.
Because it is impossible to describe every potential conflict, Popular must rely on your commitment to exercise sound judgment. Should you become aware of a conflict of interest or if you are concerned that a conflict might develop, bring the matter to the attention of the Corporate Ethics Officer promptly. Furthermore, you must disclose to the Corporate Ethics Officer any material transaction or relationship that could reasonably be expected to give rise to such a conflict. Examples of the most common areas in which real or perceived conflicts of interest may arise follow:
[Text at margin of section: With whom should I discuss situations of possible conflicts of interest? Such situations must be discussed with your People & Leadership or Our People Division or Office, who will in turn share the information with the Corporate Ethics Officer.]
Gifts and Entertainment
With certain exceptions, you may not accept or provide gifts or other things of value, including entertainment, from or to current or prospective Popular customers or suppliers, particularly if by accepting or providing you may create the impression that your business judgment has been or could be compromised. Similarly, you may not accept or allow your close family members to accept or provide gifts, services, loans or other things of value from or to customers, suppliers or others in exchange for a past, current or future business relationship with Popular. Popular has a Corporate Guideline on Conflicts of Interest, which deals with the matter of gifts and entertainment, with which you must be familiar and comply.
[Text at margin of section: With limited exceptions, we may not accept gifts or other articles of value, if by accepting them we may give the impression that our business judgment has been or could be compromised.]
Outside Business Activities
Popular encourages your participation in unaffiliated non-profit and certain for-profit companies or organizations. However, in order to avoid even the appearance of a conflict of interest with Popular, you must notify the Corporate Ethics Officer if you are a director, officer, employee, agent, consultant or advisor in any such company or organization. If the entity is a competitor, vendor or prospective vendor of Popular, you must specifically request the approval of the Corporate Ethics Officer before participating or collaborating with any such entity.
If, upon complying with this Code, you accept an appointment to an unaffiliated entity, you must ensure the proper treatment of confidential information you receive from such entity.
[Text at margin of section: Do I have to disclose to Popular the role that I play in external organizations? Yes, and this is done in the Declaration of Possible Conflicts of Interest.]
Additional Employments, Other Businesses and Political Appointments
Any employee who wishes to maintain additional employment to that held at Popular or establish a business outside Popular must request prior approval from the People & Leadership or Our People Division or Office. The additional employment or business may not create a conflict of interest with the employee’s duties and responsibilities at Popular nor affect the employee’s performance or efficiency. The work at Popular must be the employee’s priority at all times.

No Popular employee may accept a political appointment or position that may interfere with his/her responsibilities at the Corporation, affect or jeopardize Popular’s image or reputation, or identify Popular with any political party, candidate or political organization (such as, but not limited to, a position as Municipal Assemblyperson). For additional related information, please refer to this Code’s section on “Political Activities, Contributions and Lobbying.”
[Text at margin of section: As a Popular employee, may I have another job/business outside the Corporation? Yes, you may, if the same does not conflict with Popular’s business. Always discuss situations in advance with your People & Leadership or Our People Division or Office.]
Corporate Opportunities
Popular’s employees and directors have the duty to advance Popular’s business interests when the opportunity to do so arises. Accordingly, you are prohibited from taking or directing to a third party any business opportunity that is discovered through the use of corporate property, information or position to a third party, unless Popular has already been offered the opportunity and turned it down in writing. More generally, you are prohibited from using corporate property, information or your position to compete with Popular or for personal gain.
Sometimes the line between personal and Company benefits is difficult to draw, and occasionally there are both personal and Company benefits in certain activities. The only prudent course of conduct for you is to make sure that any use of Popular’s property or services that is not solely for the benefit of Popular is approved beforehand by the Corporate Ethics Officer.
Related Party Business Dealings
You must notify the manager of your area or the Corporate Ethics Officer of any business relationship or proposed business transaction Popular may have with any company in which you or a party related to you has a direct or indirect interest, or from which you or your related party may derive a benefit, or in which your related party is employed, if such a relationship or transaction might give rise to the appearance of a conflict of interest. This could arise, for example, in situations where Popular is buying or selling property owned by a member of your family or a corporation you own or control. These types of transactions must be notified to your manager or to the Corporate Ethics Officer.
Directors and executive officers must be familiar and comply with the Audit Committee’s Related Party Transaction Procedures. These procedures require the approval of the Audit Committee of Popular, Inc.’s Board of Directors before any director or executive officer engages in certain transactions with Popular or its subsidiaries.
[Text at margin of section: What should I do if Popular has an actual or proposed business relationship with me or with a party related to me? If the transaction may result in a benefit for you or may create the appearance of a conflict of interest, you must immediately report the situation to your manager or to the Corporate Ethics Officer.]
Personal Financial Services
Subject to any internal guidelines from your Company, you and your family are encouraged to use Popular as your provider of personal financial services. These services will be provided on the same terms as they are provided to all Popular employees. Any business arrangements between you and Popular which are non-standard must have the prior approval of the manager of your business area and the Corporate Ethics Officer. Likewise, unless preferential treatment is available on the same terms to similarly situated persons within the same business industry, you should not receive preferential treatment from suppliers, service providers or customers without prior approval from the manager of your business area and the Corporate Ethics Officer.

[Text at margin of section: Subject to any internal guidelines from your company, you and your family are encouraged to use Popular as its financial services provider.]
Representing Popular
Fair Dealing
We have a history of success and good reputation through honest business competition and by not seeking competitive advantages through illegal or unethical business practices. You should endeavor to deal fairly with Popular’s customers, service providers, suppliers, competitors and employees. You may not take advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.
[Text at margin of section: We must deal fairly with Popular’s customers, providers, competitors and employees.]
Anti-Tying
Popular is committed to cross-selling or offering our customers the products and services provided by all of our companies. In so doing, Popular facilitates the acquisition of high quality products and services. Section 106 of the Federal Law Bank Holding Company Act of 1970, also known as the Anti-Tying Provisions, restricts bank holding companies, their affiliates and subsidiaries from varying the price or consideration of products or services by tying them to other products or services offered by a bank affiliate or subsidiary. There are exceptions to such restrictions, which may be reviewed in our Anti-Tying Policy by contacting your Compliance Division.
[Text at margin of section: With limited exceptions, we may not vary the price or consideration of our products or services by tying them to other Popular products or services.]
Publishing, Public Appearances and Media
For Popular, a good reputation and image in our community are of upmost importance. Each one of us may have a great impact on such matters. Accordingly, you may not publish any material, make speeches, give interviews, make public appearances or respond to any inquiries from the media that relate to Popular, without first notifying the manager of your business area and have the approval from your local Communications Division or designated individual.
[Text at margin of section: Unless authorized by our local Communications Division or designated individual, our employees may not make public appearances or respond to media inquires related to Popular.]
Dealing with Suppliers
Popular purchases all goods and services on the basis of price, quality, availability, terms and service in order to make the best use of its assets and deliver value to its customers and shareholders.
Suppliers and service providers must comply with all applicable laws, as well as with Popular’s applicable policies, and agree to keep any relationship with Popular confidential, unless disclosure is approved by an authorized representative of Popular. Persons engaged in procurement decisions for Popular must at all times be guided by the best interest of Popular, and avoid any undue influences, any real or perceived conflicts of interest, or appearance of impropriety.
[Text at margin of section: May I participate in the decisionmaking process of a business proposal made by a relative or person close to me? You may not participate in said process and must refer the situation to your supervisor.]
Political Activities, Contributions and Lobbying
You have the right to voluntarily participate in the political process. However, you must do so as an individual, not as a representative of Popular. You may not use Popular’s name or property for any political fundraiser or other campaign activities, or work on any such activities while on company time. Any overt, visible and partisan political activity that may cause someone to believe that your actions reflect the views or position of Popular requires the prior approval of the Government Affairs Office. Furthermore, if you choose to contribute individually to a political group or candidate, you must be familiar and comply with the laws and regulations applicable to political contributions. Popular may not require you to contribute, support or oppose any political group or candidate. Any participation in a political process other than through Popular’s Government Affairs Office is to be undertaken as an individual — not as a representative of Popular. Moreover, in the event of an appointment to public office, public corporation or government agency, you must obtain the prior approval from Popular’s Board of Directors through the Corporate Ethics Officer.

You may not engage in lobbying activities on behalf of Popular without the prior approval of Popular’s Government Affairs Office. Lobbying activities must be approved by Popular’s Government Affairs Office.
We remind you that Popular has a Policy on Political Contributions with which we must all comply. Any questions regarding said Policy must be directed to Popular’s Government Affairs Office.
[Text at margin of section: May I hold an elective position while working for Popular? No, although in our personal capacity we have the right to participate in the political process, it would be conflictive for our employees to hold any such position.]
Confidentiality and Privacy
In carrying out Popular’s business, you often learn confidential or proprietary information about Popular, its customers, suppliers or joint venture parties. “Confidential information” includes, but is not limited to: (a) proprietary or non-public information of Popular, its customers, suppliers or joint venture parties, including that which would be useful or helpful to competitors or others if disclosed; (b) work product developed by employees, either singly or jointly with others, that is non-public, valuable and confidential or that is based on or incorporates other confidential information; (c) all internal information acquired in connection with your employment, as well as any information that is not generally known, readily ascertainable or that has not been made available to the public, competitors or others outside Popular, such as information about customers, customer lists, prices, products, plans, techniques, data, programs, ideas, documentation, processes, know-how, and financial information, among others.
You must maintain the confidentiality of all confidential or proprietary information so entrusted to us, except when disclosure is authorized or legally mandated. Your responsibility is to protect the confidentiality of non-public information you obtain in connection with your activities at Popular while working for Popular and continues after you cease your employment or association with Popular.
[Text at margin of section: We must maintain the confidentiality of all proprietary information entrusted to us.]
Privacy of Customer Information and Protection of Data
Keeping customer information secure and using it appropriately is a top priority for Popular. Any confidential information shared by our customers with us should be properly safeguarded. Furthermore, customer information may only be used for the reasons for which it was gathered, unless further use is allowed by law or by the customer. Accordingly, you may not disclose to co-workers, relatives, friends or others outside Popular information, such as social security numbers, personal information, account balances, credit history, savings and investment reports and other information, nor matters brought to your attention by our customers or prospective customers, except when strictly necessary for official purposes or if you are specifically authorized to do so. Any unauthorized disclosure of our clients’ confidential information may result in termination of employment or other relationship with Popular.
Popular has a Privacy Policy that details our commitments to our customers and the processes that define, document, monitor and manage the security of information. You must be familiar with and comply with our Privacy Policy.
Popular is also committed to making sure that we all comply with U.S. Securities Laws when we handle, acquire or develop confidential information about our clients. In light of this, the fraudulent or improper use of this type of information is strictly prohibited.
[Text at margin of section: Any unauthorized disclosure of our clients’ confidential information may result in termination of employment or other relationship with Popular.]
Privacy of Employee Information
We recognize that certain employee information may be private and confidential, and are committed to the protection of this information. Confidential employee information must not be shared or discussed outside Popular, except as authorized by the employee or as required by law, rule, regulation or a subpoena or order issued by a court of competent jurisdiction or requested by a judicial, administrative or legislative body. Under any other circumstances, the Chief Legal Officer must approve requests for such records from anyone outside Popular.
[Text at margin of section: With limited exceptions, our employees’ confidential information will not be shared or discussed outside Popular.]
Other Legal and Compliance Matters
The following discussion highlights other laws and issues of general application, but does not attempt to cover every circumstance that may arise in business transactions. When in doubt, you are urged to consult the Chief Legal Officer.
Enterprise-Wide Anti-Money Laundering & Counter Terrorist Financing Policy
Popular is committed to assisting governments, international organizations and other members of the financial services industry in the struggle to close the channels used by money launderers. Therefore, Popular requires its businesses to develop and implement effective anti-money laundering programs to comply with applicable law and to shield Popular from being used as a money laundering conduit. You must know and comply with your business’s specific anti-money laundering policies, programs and procedures. No business opportunity is worth compromising our commitment to combat money laundering.
The Bank Secrecy Act, the USA PATRIOT Act and other related laws impose specific requirements for financial institutions to know their customers. You must follow the Enterprise-Wide Anti-Money Laundering & Counter Terrorist Financing Policy, which at the same time includes the Know Your Customer policy (available on your Company’s intranet), as well as any particular procedure specific to your business.
You may direct any questions regarding Popular’s anti-money laundering and know-your-customer efforts to your AML Compliance Officer. Any unusual activities regarding money laundering or terrorism financing must be reported to your AML Compliance Officer or, should you wish to make your report anonymously, to the EthicsPoint line at www.bancopopular.com/ethicspoint-en for the English version or www.bancopopular.com/ethicspoint for the Spanish version, or by calling 1-866-737-6813 from Puerto Rico, the United States and U.S. Virgin Islands, or 866-737-6850 if you are elsewhere.
[Text at margin of section: No business opportunity is worth compromising our commitment to combat money laundering.]
Financial Holding Company Regulatory Restrictions
The U.S. Bank Holding Company Act and other banking laws impose various requirements and restrictions on the activities of Popular. In order to ensure compliance therewith, you must consult with the Legal Division of your particular business unit in the event of proposed acquisitions, investments or the divestiture of businesses or assets, or to discuss any interest in providing new products or services.
Conclusion
At Popular, we have always been distinguished by our great sense of professionalism and our excellent reputation. Integrity is the value that describes the essence of our professional conduct and serves as the foundation for the execution of our business practices and the strengthening of our clients’ trust. Our Code of Ethics reaffirms this commitment.
Popular’s Code of Ethics provides the general rules and ethical principles that must guide our behavior during our employment relationship or association with Popular. Each one of us must represent the high levels of ethics, integrity and morality that define our corporate culture.

As part of this commitment, every year we must read the Code of Ethics and certify that we have read, understood and complied with the same. In addition, we must promptly report any real or potential violation to any of our ethical standards.
Our actions and performance should always reaffirm our commitment to this Code of Ethics. We are all responsible for protecting Popular’s integrity.
[Text at margin of section: Integrity is the value that describes our professional conduct. It is also the foundation for the execution of our business practices and the strengthening of our clients’ trust in Popular.]
APPENDIX
Corporate Ethics Officer
Beatriz Rodríguez-Burgos, Esq.
     1500 Ponce de León Ave.
     BPPR Building, 5th Floor
     San Juan, PR 00909
     (787)723-0077 ext. 3534
     berodriguez@bppr.com
     ethicsofficer@bppr.com
Chief Legal Officer
Brunilda Santos de Alvarez, Esq.
     209 Muñoz Rivera Ave.
     Popular Center Building, 3rd Floor
     San Juan, PR 00918
     (787)765-9800 ext. 6472, 6470
     bsantos@bppr.com
Chief Financial Officer
Jorge Junquera
     209 Muñoz Rivera Ave.
     Popular Center Building, 3rd Floor
     San Juan, PR 00918
     (787)765-9800 ext. 5504
     jjunquera@bppr.com
Executive VP Corporate People, Communications and Planning
Tere Loubriel
     209 Muñoz Rivera Ave.
     Popular Center Building, 3rd Floor
     San Juan, PR 00918
     (787)765-9800 ext. 7055, 5501
     tloubriel@bppr.com
Executive VP Risk Management Group
Amílcar Jordán, Esq.
     209 Muñoz Rivera Ave.
     Popular Center Building, 3rd Floor
     San Juan, PR 00918
     (787)765-9800 ext. 6205, 6202
     ajordan@bppr.com

SVP Corporate Communications
Teruca Rullán-Álvarez
     209 Muñoz Rivera Ave
     Popular Center Building, 11th Floor
     San Juan, PR 00918
     (787)765-9800 ext. 5965
     trullan@bppr.com
Government Affairs Office
Eduardo Negrón-Méndez, Esq.
     209 Muñoz Rivera Ave.
     Popular Center Building, 9th Floor
     San Juan, PR 00918
     (787)765-9800 ext. 6419
     ejnegron@bppr.com
Compliance and Anti-Money Laundering Officers by Company
Popular, Inc.
María de L. Jiménez, Esq. (Corporate Compliance Officer)
     Popular Street Building, 11th Floor
     153 Ponce de León
     San Juan, PR 00917
     (787) 754-4310
     mjimenez@bppr.com
Nelson Nieves (Corporate Anti-Money Laundering and OFAC Officer)
     Popular Street Building, 11th Floor
     153 Ponce de León
     San Juan, PR 00917
     (787) 765-9800 ext. 6074
     nnieves@bppr.com
Banco Popular de Puerto Rico (Puerto Rico & Virgin Islands)
Gloria Benson (Anti-Money Laundering Officer)
     Popular Street Building, 10th Floor
     153 Ponce de León
     San Juan, PR 00917
     (787)771-9680
     gbenson@bppr.com
Popular Auto
Arnaldo G. García
     1901 Jesús T. Piñero Ave.
     Suite 435
     San Juan, PR 00920-5608
     (787)759-4843
     argarcia@bppr.com

Popular Securities
Maite Herrera
     209 Muñoz Rivera Ave.
     Popular Center Building, Suite 1200
     San Juan, PR 00918
     (787)296-0630
     mherrera@bppr.com
Popular Insurance
Cristina Pedraza, Esq., CPA
     270 Muñoz Rivera Ave.
     6th Floor
     San Juan, PR 00918
     (787)759-0080
     cpedraza@popularinsurance.com
Popular Mortgage
Luz E. Batista
     Altamira Popular Center Building
     1901 Jesús T. Piñero Ave.
     San Juan, PR 00922
     (787)707-7077 ext. 1013
     lbatista@popularmortgagepr.com
Popular Finance
Ismael Purcell, Esq.
     Cond. El Señorial
     10 Salud Street
     Ponce, PR 00733
     (787)844-2760
     ipurcell@popularfinance.com
EVERTEC
Isabel Ramos-Toral, Esq.
     Road 176 Km. 1.3
     Cupey Center
     Bldg. A, 3rd Floor
     San Juan, PR 00926
     (787) 281-5202
     isramos@evertecinc.com
BPNA
Marta Ramos, Esq. (Compliance Officer)
     9600 West Bryn Mawr
     4th Floor
     Rosemont IL 60018
     (847) 994-6894
     marramos@bpop.com

Xenia Vieth, Esq. (Anti-Money Laundering Officer)
     9600 West Bryn Mawr Avenue
     6th Floor
     Rosemont, IL 60018
     (847)994-5960
     xvieth@bpop.com
Popular Financial Holdings and E-LOAN
Paul Shay, Esq. (Compliance Officer)
     301 Lippincott Drive
     Suite 100, 4th Floor
     Marlton, NJ 08053
     (856) 396-3758
     paul.shay@popularfh.com
Patrick M. Cannon (Anti-Money Laundering Officer)
     301 Lippincott Drive
     Suite 100, 4th Floor
     Marlton, NJ 08053
     (856)396-3680
     patrick.cannon@popularfh.com